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As filed with the Securities and Exchange Commission on          , 2002.

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHRIM BANCORP INC.
(Exact name of registrant as specified in its charter)

ALASKA	92-0175752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3111 C Street, Anchorage, Alaska 99503
(Address, including zip code, of registrant's principal executive offices)

EMPLOYEE STOCK INCENTIVE PLAN
AND
EMPLOYEE STOCK OPTION AND RESTRICTED STOCK AWARD PLAN
(Full title of the plan)

R. Marc Langland
President and Chief Executive Officer
Northrim BanCorp Inc.
3111 C Street
Anchorage, Alaska 99503
(907) 562-0062
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of communications to:
 Sandra L. Gallagher-Alford, Esq.
Davis Wright Tremaine LLP
1501 Fourth Avenue
Seattle, Washington 98101-1688
(206) 628-7620

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1) (2) (3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(1) (4)

Common Stock issuable upon exercise of options	649,954	$12.47	$5,437,466	$501

(1)
Pursuant Form S-8, General Instruction E, of the Securities Act of 1933, this Registration Statement registers 649,954 shares of common stock issuable under the Company's Employee Stock Incentive Plan (the "2000 Plan") and Employee Stock Option and Restricted Stock Award Plan (the "Old Plan") (together, the "Plans").
(2)
This Registration Statement also includes an indeterminable number of additional shares that may become issuable (a) as a result of terminated, expired or surrendered options to purchase the Company's common stock issued under the Plans, and (b) pursuant to Rule 416(a), any increases in the number of shares offered under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)
Effective December 31, 2001, Northrim Bank reorganized (the "Reorganization") into a wholly-owned subsidiary of the Company, and Northrim Bank's Employee Stock Incentive Plan and Employee Stock Option and Restricted Stock Award Plan became the plans of the Company. A total of 359,913 shares, as adjusted for stock dividends, of the Company's common stock are subject to outstanding options granted under the Old Plan. No shares are remaining to grant under the Old Plan, and all other options granted under the Old Plan were exercised prior to the Reorganization. The grant of those options and the issuance of shares pursuant to the exercise of those options were exempt under Section 3(a)(2) of the Securities Act of 1933 and therefore are not being registered hereby. A total of 162,433 shares, as adjusted for stock dividends, of the Company's common stock are subject to outstanding options under the 2000 Plan. At total of 127,608 shares, as adjusted for stock dividends, plus any option shares forfeited, cancelled or expired under the Old Plan, are available to grant under the 2000 Plan. All other options granted under the 2000 Plan were exercised prior to the Reorganization. The grant of those options and the issuance of shares pursuant to the exercise of those options were exempt under Section 3(a)(2) of the Securities Act of 1933 and therefore are not being registered today.
(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on (a) the exercise prices of options to acquire 522,346 shares of the Company's common stock which have been granted under the Plan with an exercise price range of $4.75 to $12.47 per share, and (b) the $9.95 per share book value of the Company's common stock, determined as of December 31, 2001, with respect to the 127,608 shares of common stock as to which options have not been granted as of the date of filing this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Northrim BanCorp Inc. (the "Company") will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the "Registration Statement") to each participant in the Company's Employee Stock Incentive Plan and Employee Stock Option and Restricted Stock Award Plan (the "Plans"), as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents are hereby incorporated by reference into this Registration Statement:

1.
The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

2.
All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Company's Form 10-K referred to in (1) above.

3.
The Company's registration statement on Form 8-A, filed with the SEC on January 14, 2002, as to the description of the Company's securities.

4.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Alaska Corporate Code authorizes indemnification of directors, officers and employees under certain circumstances. The Articles of Incorporation of the Company provide, to the fullest extent permitted by law, for the indemnification of directors against all monetary damages, in connection with certain types of personal legal liability incurred by the individual while acting for the Company within the scope of his or her position as a director.

        The Articles of Incorporation also include a provision which limits the liability of directors of the Company from any personal liability to the Company or its shareholders except for (a) conduct that constitutes a breach of the director's duty of loyalty, (b) acts or omissions that are not in good faith or that involve intentional misconduct by a director, (c) a knowing violation of law by the director, (d) willful or negligent conduct by the director in connection with the payment of dividends or the repurchase of stock from other than lawfully available funds, or (e) for any transaction from which a director personally receives an improper personal benefit.

        The Company has purchased an officers and directors liability insurance policy which provides for insurance of directors and officers of the Company against certain liabilities they may incur in their capacities as such.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following Exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation(1)
4.2	Bylaws(1)
4.3	Employee Stock Option and Restricted Stock Award Plan(1)
4.3	2000 Employee Stock Incentive Plan(1)
5.1	Opinion of Davis Wright Tremaine LLP(2)
23.1	Consent of Davis Wright Tremaine LLP (contained in opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP(2)
24	Power of Attorney(2)

(1)
Incorporated by reference to the Company's Form 8-A, filed with the SEC on January 14, 2002.

(2)
Filed with this Registration Statement.

Item 9. Undertakings.

(a)
The Company hereby undertakes to do the following:

(1)
File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)
Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement; and

(iii)
Include any additional or changed material information on the plan of distribution.

  (2)
  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3)
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
(1)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, State of Alaska, on February 21, 2002.

By:	/s/ R. Marc Langland R. Marc Langland President and Chief Executive Officer (on behalf of the Company, as its principal executive officer and as Chairman of the Board)
By:	/s/ Joseph M. Schierhorn Joseph M. Schierhorn Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on February 7, 2002.

  Larry S. Cash, Director
  Frank A. Danner, Director
  Ronald A. Davis, Director
  Anthony Drabek, Director
  Christopher N. Knudson, Director
  Richard L. Lowell, Director
  Irene Sparks Rowan, Director
  Joseph E. Usibelli, Director

        R. Marc Langland, by signing his name below, signs this Registration Statement pursuant to powers of attorney duly executed by the persons named above, filed with the SEC as an exhibit to this Registration Statement, on behalf of such persons, all in the capacities and on the date stated. Such persons represent all of the Company's directors.

/s/ R. Marc Langland

R. Marc Langland, Chairman
Attorney-in-fact

Index to Exhibits

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation(1)
4.2	Bylaws(1)
4.3	Employee Stock Option and Restricted Stock Award Plan(1)
4.3	2000 Employee Stock Incentive Plan(1)
5.1	Opinion of Davis Wright Tremaine LLP(2)
23.1	Consent of Davis Wright Tremaine LLP (contained in opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP(2)
24	Power of Attorney(2)

(1)
Incorporated by reference to the Company's Form 8-A, filed with the SEC on January 14, 2002.

(2)
Filed with this Registration Statement.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
Index to Exhibits